ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(amounts in millions, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Revenue:
Commercial Real Estate	$35.7	$42.7	$113.1	$118.6
Land Operations	7.7	8.5	29.0	82.4
Materials & Construction	34.4	37.9	90.4	126.6
Total operating revenue	77.8	89.1	232.5	327.6
Operating Profit (Loss):
Commercial Real Estate	11.0	18.0	37.9	50.6
Land Operations	3.4	2.8	13.1	15.9
Materials & Construction	1.3	(57.9)	(10.1)	(66.7)
Total operating profit (loss)	15.7	(37.1)	40.9	(0.2)
Gain (loss) on disposal of commercial real estate properties, net	—	—	0.5	—
Interest expense	(7.1)	(8.2)	(22.7)	(25.4)
Corporate and other expense	(5.4)	(5.5)	(13.8)	(18.1)
Income (Loss) from Continuing Operations Before Income Taxes	3.2	(50.8)	4.9	(43.7)
Income tax benefit (expense)	—	—	—	1.1
Income (Loss) from Continuing Operations	3.2	(50.8)	4.9	(42.6)
Income (loss) from discontinued operations	—	(0.1)	(0.8)	(0.8)
Net Income (Loss)	3.2	(50.9)	4.1	(43.4)
Loss (income) attributable to noncontrolling interest	(0.2)	1.1	0.4	1.8
Net Income (Loss) Attributable to A&B Shareholders	$3.0	$(49.8)	$4.5	$(41.6)

Basic Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.04	$(0.69)	$0.07	$(0.57)
Discontinued operations available to A&B shareholders	—	—	(0.01)	(0.01)
Net income (loss) available to A&B shareholders	$0.04	$(0.69)	$0.06	$(0.58)
Diluted Earnings (Loss) Per Share of Common Stock:
Continuing operations available to A&B shareholders	$0.04	$(0.69)	$0.07	$(0.57)
Discontinued operations available to A&B shareholders	—	—	(0.01)	(0.01)
Net income (loss) available to A&B shareholders	$0.04	$(0.69)	$0.06	$(0.58)

Weighted-Average Number of Shares Outstanding:
Basic	72.4	72.3	72.3	72.2
Diluted	72.4	72.3	72.4	72.2

Amounts Available to A&B Common Shareholders:
Continuing operations available to A&B common shareholders	$3.0	$(49.7)	$5.3	$(40.8)
Discontinued operations available to A&B common shareholders	—	(0.1)	$(0.8)	$(0.8)
Net income (loss) available to A&B common shareholders	$3.0	$(49.8)	$4.5	$(41.6)